Regency Energy Partners Hosts Investor Day Meeting June 11 in Dallas

DALLAS, June 9, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) will host a meeting for analysts and investors, Wednesday, June 11, 2008, at 1 p.m. CT in Dallas.  Regency’s executive management team, including new President, Chairman and Chief Executive Officer Byron Kelley, will provide a detailed presentation on the company’s growth strategy, operations and financials.

For those unable to attend, Regency will host a Webcast of the presentation live on the Internet on June 11 from 1 to 5 p.m.  The Webcast is accessible through www.regencyenergy.com in the “Investor Relations” section.  Webcast participants should login at least 15 minutes prior to the start of the meeting to download any necessary audio software.  A replay of the Webcast will also be available on the Partnership’s Web site for 7 days.

In addition, the full Investor Day presentation can be downloaded on Regency’s Web site, beginning June 11.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com